Exhibit 99.1
Shareholder Letter
Dear Shareholder,
     At the Corporation’s annual meeting held May 13, 2008, directors Richard Barz, Sandra Caul, and Michael McGuire were reelected to serve three year terms ending in 2011. The two additional ballot proposals increasing authorized shares from 10 million to 15 million shares and to change the Corporation’s name from IBT Bancorp, Inc. to Isabella Bank Corporation were also approved. The Board currently has no plans to issue any of the additional authorized shares, except pursuant to the Corporations dividend reinvestment plan, employee stock purchase plan and possibly through future stock dividends that may be approved by the directors. The Corporation’s name change was effective May 16 2008. The trading symbol for the Corporation continues to be IBTM.
     I am pleased to report that the June 30, 2008 year to date net income for Isabella Bank Corporation was $3.62 million, a 1.5% increase compared to the same period in 2007. Assets as of June 30 2008 were $1.11 billion and assets under management, which includes loans sold and serviced, trust assets, and assets in our Raymond James brokerage operations, were $1.65 billion. The increase in net income principally resulted from a $3.4 million increase in net interest income, offset by a $2.50 million increase in the provision for loan losses and a $1.26 million increase in operating expenses. Management believes that operating expenses have been managed effectively as evidenced by their decline as a percentage of average assets from 1.49% in the first six months of 2007 to 1.34% for the first six months of 2008.
     The Corporation’s asset quality continues to be good as evidenced by the relatively low percentage, 1.08% of assets that are classified as “non-performing” as of June 30, 2008.
     As a result of the weak housing market losses related to mortgage loans for the six months ended June 30, 2008 were $1.7 million versus only $123,000 for the six months ended June 30, 2007. The significant increase in mortgage loan losses was the most significant cause of the increase in our year to date 2008 provision for loan losses. As of June 30, 2008, management believes that all known troubled loans have been identified and written down to fair market value, but further deterioration of Michigan’s economy may result in additional foreclosures and losses.
     The Corporation is very well prepared to manage through this period of higher than usual mortgage loan losses as it has seasoned lending professionals on staff and a well defined risk management process in place. As of March 31, 2008 (the most recent date that industry wide statistics were available), the Corporation’s equity capital to assets ratio was exceptionally strong at 12.9% as compared to our peer group average of 8.7% and consequently the Corporation does not need to sell additional shares of common stock, as has been the case for several other financial institutions in the past six months.
     If you have any comments or questions please feel free to call me at 989-779-6234 or e-mail me at dangner@isabellabank.com. Thank you for your continued support and confidence.

Dennis P. Angner
President & CEO
To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended June 30, 2008, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.